Exhibit 99.4

AMENDMENT NO. 2 TO

INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTOR RIGHTS AGREEMENT is made as of October 10, 2023 among FCA Argentina S.A., a corporation existing under the laws of Argentina (the “Investor”), McEwen Copper Inc., a corporation existing under the laws of the Province of Alberta (the “Corporation”), McEwen Mining Inc., a corporation existing under the laws of the State of Colorado (“McEwen Mining”), Minera Andes Inc. (“Minera Andes”), a corporation existing under the laws of the Province of Alberta, and Robert R. McEwen, an individual acting in his personal capacity (“Robert R. McEwen”) (collectively, the “Parties”).

WHEREAS the Parties are party to an investor rights agreement dated February 24, 2023, as amended by the amendment No. 1 dated as of March 10, 2023 (the “IRA”), and the Parties have agreed to additional rights and obligations and now desire to amend the terms of the IRA to reflect such agreement;

AND WHEREAS, Section 8.12 of the IRA provides that the IRA may be amended by agreement in writing by each of the Parties;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment No. 2 and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

(1)          Section 4.01(3) of the IRA shall be deleted in its entirety.

(2)         This Amendment No. 2 is hereby incorporated in and shall form part of the IRA. The IRA as amended by this Amendment No. 2 shall constitute one agreement and shall continue in full force and effect subject to this Amendment No. 2, and the IRA as so amended is hereby ratified and confirmed by the parties hereto.

(3)         This Amendment No. 2 shall be governed by and construed in accordance with the laws of the Province of Ontario (without giving effect to any conflict of laws principles thereunder) and the federal laws of Canada applicable therein.

(4)         The Parties acknowledge that they have entered into this Amendment No. 2 willingly with full knowledge of the obligations imposed by the terms of this Amendment No. 2. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Amendment No. 2 that they have either done so or waived their right to do so, and agree that this Amendment No. 2 constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

(5)         This Amendment No. 2 may be executed in any number of counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the parties hereto adopt any signatures so received as original signatures of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties hereto have duly executed this Amendment No. 2 as of the date and year first above written.

McEwen Copper Inc.

Per:	/s/ Robert McEwen
Authorized Signatory

McEwen Mining Inc.

Per:	/s/ Robert McEwen
Authorized Signatory

MINERA ANDES INC.

Per:	/s/ Robert McEwen
Authorized Signatory

/s/ Robert McEwen
Robert R. McEwen

FCA ARGENTINA S.A.

Per:	/s/ Francisco Bellucci
Authorized Signatory

Per:	/s/ German Federico
Authorized Signatory